FLEETBOSTON ROBERTSON STEPHENS INC.
                               100 Federal Street
                           Boston, Massachusetts 02110

                               FLEET NATIONAL BANK
                               100 Federal Street
                           Boston, Massachusetts 02110

                                        December 22, 1999

Parthenon Investors L.P.
200 State Street
Boston, MA 02109
Attention:  Ernest K. Jacquet, Managing Partner
      Samantha Trotman, Principal

Ladies and Gentlemen:

         We are pleased to inform you of the commitment, subject to the terms and conditions of this letter, of Fleet National Bank (individually, the "Bank" and in its capacity as Agent described below, the "Agent") to provide senior bank financing of up to $160,000,000 (the "Financing") to Wilmar Industries, Inc. (the "Borrower") in connection with (x) the funding of the recapitalization of the Borrower, (y) the refinancing of certain indebtedness previously incurred by the Borrower in connection with its acquisition of J.A. Sexauer, Inc. and Trayco of South Carolina, Inc., and (z) the general corporate and working capital purposes of the Borrower and its Subsidiaries, including to pay transaction costs relating to the recapitalization transactions described herein. In addition to the other terms and conditions of this letter, the Bank's willingness to provide the Financing, and FleetBoston Robertson Stephens Inc.'s willingness to arrange the Financing (in such capacity, the "Arranger"), is conditioned upon the following matters:

(a) The Borrower shall have confirmed that its acquisition of J.A. Sexauer, Inc. and Trayco of South Carolina, Inc. has been completed and provided evidence that all of the outstanding capital stock of J.A. Sexauer, Inc. and Trayco of South Carolina, Inc. has been acquired by the Borrower.

(b) Parthenon Investors L.P. ("Parthenon") shall have formed WM Acquisition, Inc. ("Newco"), and Parthenon, together with certain other investors to be arranged by Parthenon and which are reasonably acceptable to the Agent and the Arranger (Parthenon and such investors, the "Investor Group") shall have invested a minimum of $130,000,000 in Newco. In addition, certain existing management shareholders of the Borrower shall have rolled-over their current investments in the Borrower and maintained common stock and preferred stock of the Borrower having an aggregate value of approximately $3,000,000. All such investments (the "Investments") shall be on terms reasonably satisfactory in all respects to the Agent and the Arranger.

(c) Newco shall have been merged with and into the Borrower immediately prior to the funding of the Financing (the "Merger"). Upon consummation of the Merger, the Investor Group shall own at least the number of shares of issued and outstanding common stock of the Borrower necessary to give the Investor Group control of the voting interests in the Borrower. In connection with the Merger, the Agent shall have reviewed and approved the portion of the Proxy Statement that relates to the financial aspects of this transaction to be sent to the shareholders of the Borrower, with such approval not to be unreasonably withheld or delayed.

(d) The Borrower shall have received proceeds of subordinated debt from Fleet Corporate Finance, Inc. in an aggregate amount of at least $40,000,000, the terms of which (including the warrant, dividend, redemption and subordination terms) shall be reasonably satisfactory in all respects to the Agent and the Arranger (the "Subordinated Debt").

         The Financing, the Investments, the Merger and the Subordinated Debt are referred to collectively herein as the "Recapitalization Transactions". The Borrower and it's Subsidiaries are referred to collectively herein as the "Borrower Affiliated Group".

(e) The financial information previously delivered to the Agent, the Arranger and the Bank, including, without limitation, the pro-forma financial statements prepared as if the Recapitalization Transactions had been effected, fairly presents in all material respects the business and financial condition and prospects of the respective businesses and assets owned and operated by the Borrower Affiliated Group taken as a whole and the historic results and pro-forma projections of operations for the periods covered thereby, and that there has been no material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the businesses and assets operated and owned by the Borrower Affiliated Group taken as a whole since the date of the most recent financial information delivered to the Agent, the Arranger and the Bank. It is recognized by the Agent, the Arranger and the Bank that projections as to future results are not to be viewed as facts and that the actual results during the period or periods covered by the projections may differ from the projected results.

(f) A loan agreement (the "Loan Agreement") and other loan and security documentation reasonably satisfactory to you, the Agent and the Bank and to each of such parties' counsel shall have been negotiated, executed and delivered. While this commitment letter sets forth the principal terms of the proposed Financing, you should understand that it does not purport to include all of the customary representations and warranties, conditions, covenants, events of default and other customary terms which will be included in the definitive documents for the Financing, all of which must be reasonably satisfactory in form and substance to the Agent and the Bank and our counsel, and to you and your counsel, prior to proceeding with the proposed Financing.

(g) The Borrower Affiliated Group shall have received any and all regulatory approvals necessary in connection with the Recapitalization Transactions and shall be in compliance in all material respects with all applicable laws, including, without limitation, all applicable federal, state and local environmental laws, securities laws, pension statutes, labor laws, margin stock rules and other laws applicable to the Borrower Affiliated Group. In addition, the Borrower Affiliated Group shall provide evidence to the Agent that it is qualified to conduct business in each jurisdiction in which it actually conducts business, except for such jurisdictions where the failure to be so qualified could not reasonably be expected to result in a material adverse effect on the business, operations, assets, or condition (financial or otherwise) of the businesses and assets operated and owned by the Borrower Affiliated Group taken as a whole.

(h) The Agent and the Bank shall have received reasonably satisfactory evidence of appropriate corporate or other entity approval and, in connection with the Merger, shareholder approval, of all proposed transactions (including each of the Recapitalization Transactions), as well as legal opinions (or reliance letters) of independent counsel (or, with respect to certain limited issues which may be agreed to by the Agent, in-house counsel of the Borrower; and including local real estate counsel, where applicable) to the Borrower Affiliated Group satisfactory to the Agent and the Bank in form and substance as to, among other things, the due authorization and enforceability of all loan, security, recapitalization, merger, subordinated debt and related documents, the perfection of the liens of the security documents, the absence of any violation of any federal, state or local law or regulation applicable to the Recapitalization Transactions or any of the parties thereto, the absence of any conflicts with material agreements, the absence of any material adverse litigation and, unless independent counsel admitted in the State of New York provides an enforceability opinion, choice of law. The Agent and the Bank shall also have received copies of any and all fairness and other opinions rendered in connection with any of the Recapitalization Transactions and shall be entitled to rely upon each of such opinions (other than any fairness opinion).

(i) All of the representations made by the Borrower Affiliated Group and all other factual information furnished by the Borrower Affiliated Group to the Agent, the Arranger and the Bank shall be accurate in all material respects, and it is acknowledged that the Loan Agreement shall contain a representation and warranty to the effect that all information which has been or will hereafter be made available to the Agent, the Arranger, the Bank and any other lender by the Borrower Affiliated Group or any of their respective representatives in connection with the Recapitalization Transactions, taken as a whole and as supplemented from time to time prior to the Closing, is or will be when furnished complete and correct in all material respects and does not or will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made. It is recognized by the Agent, the Arranger and the Bank that projections, pro forma financial statements, financial models, and business plans, to the extent they project future results, are not to be viewed as facts and that the actual results during the period or periods covered by such documents may differ from the projected results.

(j) No material changes in governmental regulation or policy adversely affecting the Agent, the Arranger or the Bank, and no material changes or disruptions in the syndication, financial or capital markets that, in each case, would be expected to materially impair the syndication of the Financing shall have occurred prior to the Closing.

         The principal terms and conditions of the financing will be as follows:

         Facilities:
         -----------

Facility 1:
-----------

         A five-year secured revolving credit facility of up to $60,000,000 (the "Revolving Credit Commitment"; and the loans made thereunder, the "Revolving Loans"). Availability of Revolving Loans shall, within 60 days after the Closing and at all times thereafter, be subject to the Borrowing Base restrictions described below. There will be a sublimit established for issuance of standby letters of credit under this facility, the issuance of which will reduce the availability under the Revolving Credit Commitment and Borrowing Base.

Facility 2:
-----------

         A five-year secured term loan of $50,000,000 ("Term Loan A"), to be drawn in full at Closing.

Facility 3:
-----------

         A seven-year secured term loan of $50,000,000 ("Term Loan B"), to be drawn in full at Closing.

         Facility 1, Facility 2 and Facility 3 will hereinafter be referred to collectively as the "Facilities". Term Loan A and Term Loan B will hereinafter be referred to collectively as the "Term Loans". The Revolving Loans and the Term Loans will hereinafter be referred to collectively as the "Loans".

Bank's Commitment:
------------------

         The Bank's commitment under the Facilities will be the entire aggregate principal amount of $160,000,000 (the "Bank's Commitment"), provided that the Bank's Commitment will be reduced by the aggregate amount of commitments obtained from other financing institutions prior to the Closing or assigned by the Bank subsequent thereto (see the Section entitled "Syndicated Bank Group" below).

Syndicated Bank Group:
----------------------

         While the Bank shall not be obligated to do so, the Bank intends to seek commitments, both before and after the Closing, from other financial institutions which (unless a default has occurred and is continuing under the Loan Agreement) shall be reasonably acceptable to you and the Borrower (provided that your approval of such lending institutions shall not be unreasonably withheld or delayed) to be co-lenders under the Facilities (together with the Bank, the "Bank Group"), provided that the aggregate commitment amount of the Bank Group shall not exceed $160,000,000 (the "Co- Lenders' Commitment"). The commitment of any additional lender must at all times be equal to at least $5,000,000. In the event that additional co-lender(s) are obtained, the Bank will serve as the sole administrative agent for the Bank Group (as defined above, the "Agent"). FleetBoston Robertson Stephens Inc. will serve as the sole syndication agent and arranger for the co-lenders (as defined above, the "Arranger"). The commitment of the Bank to provide the full principal amount of the Facilities, upon and subject to the terms and conditions of this letter, is not subject in any respect to syndication of the Facilities.

         By your signature below, you agree to assist and cooperate with the Arranger in its syndication efforts, including, but not limited to, promptly preparing and providing material and information available to you reasonably deemed necessary by the Arranger to successfully complete and otherwise facilitate the syndication of the proposed Financing described herein with a group of lending institutions reasonably satisfactory to the Agent and the Arranger and, unless a default has occurred and is continuing under the Loan Agreement, to you (provided that your approval of such lending institutions shall not be unreasonably withheld or delayed). You agree that the Agent and the Arranger shall be entitled, after consultation with the Borrower and Parthenon, to change the structure, terms, pricing or amount of any portion of the Financing if the Agent or the Arranger determine that such changes are necessary to ensure a successful syndication or an optimal credit structure for the Financing, provided that (x) the aggregate commitment amount of $160,000,000 shall not be reduced, (y) the Revolving Credit Commitment shall not be reduced below $40,000,000 and (z) the fees and other amounts required to be paid under the Fee Letter remain unchanged. Without limiting the foregoing, you hereby agree (a) that the Arranger shall have the exclusive right to syndicate the proposed Financing contemplated by this commitment letter and manage, in consultation with the Borrower and Parthenon, all aspects of such syndication (including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the syndicate lenders and any titles to be given to any lender participating in the Facilities) and that you will assist the Arranger in contacting and soliciting potential co- lenders and will provide to the Arranger, at its reasonable request, financing and organizational information available to you as well as financial projections available to you needed for syndication purposes; (b) that the Arranger shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from you, your representatives or the Borrower Affiliated Group or its representatives, or (after consultation with you or the Borrower) any other source, to any potential lender, participant or assignee, on a confidential basis and subject to reasonable confidentiality provisions requested by you; (c) to make available, at reasonable times, the relevant management personnel related to the proposed Financing or operations of the Borrower Affiliated Group for meeting with potential syndicate members upon reasonable notification; (d) to permit the Arranger to publicize information in respect of this facility (including the Agent's and the Arranger's role in the structuring and the proposed financing thereof) subject to your prior reasonable approval of the form and content thereof; and (e) that prior to or after the execution of the definitive documentation for the Facilities, the Bank reserves the right to syndicate all or any portion of its commitment hereunder to one or more financial institutions after consultation with you, the Borrower and the Arranger, and so long as no default has occurred and is continuing under the Loan Agreement, you and the Borrower shall have the right to approve such financial institutions (such approval not to be unreasonably withheld or delayed). You agree that, prior to and during the syndication of the Facilities, you will not permit any offering, placement or arrangement of any competing issues of debt securities (other than the Subordinated Debt) or commercial bank facilities of the Borrower Affiliated Group without the prior written consent of the Agent and the Arranger.

Assignments/Participations:
---------------------------

         Each member of the Bank Group shall have the right to assign or participate any portion of its commitment amount to other institutional lenders, provided that (i) with respect to assignments only, the Agent, and so long as no default has occurred and is continuing, the Borrower, shall have the right to approve any assignee, which approvals may not be unreasonably withheld, and (ii) each assignee and participant shall have a commitment amount of at least $5,000,000. No such assignment or participation shall entitle the purchaser to a greater payment than the seller would have been entitled to receive under the increased costs and tax provisions of the credit documentation.

Borrowing Base:
---------------

         Availability under the Revolving Loans (including any letters of credit issued) will, within 60 days after the Closing and at all times thereafter, be limited to the purposes and corresponding amounts set forth in the Section entitled Use of Proceeds below, and to the lesser of:

     (i) The Revolving Credit Commitment then in effect, and

    (ii) the sum of (a) 85% of the Borrower's eligible accounts receivable, plus
         (b) 60% of the Borrower's eligible inventory (the "Borrowing Base").

         Eligible accounts receivable shall exclude such accounts receivable as the Agent customarily excludes, with account receivable guidelines to be determined.

         Eligible inventory shall exclude such inventory as the Agent customarily excludes, with inventory guidelines to be determined.

Use of Proceeds of the Loans:
-----------------------------

         The proceeds of the Loans may be used for the following purposes: (i) to refinance up to $65,500,000 of existing indebtedness of the Borrower to First Union (and certain other existing lenders for which First Union serves as Agent); (ii) to effectuate the Recapitalization Transactions (including payment of transaction costs relating thereto); and (iii) to finance the working capital needs of the Borrower and its Subsidiaries.

Closing Date:
-------------

         On or before May 1, 2000, or such later date as may be mutually agreed upon (the "Closing").

Maturity:
---------

Revolving Loans:
----------------

         The Revolving Loans will mature and will be payable in full five years after the Closing. Subject to the Section entitled "Mandatory Prepayments" below, there will be no required amortization of principal of the Revolving Loans prior to maturity.

Term Loan A:
------------

         Term Loan A will mature and will be payable in full five years after the Closing. Term Loan A will amortize quarterly (in arrears) in accordance with the following annual schedule:

                                   Year After          Aggregate Annual
                                    Closing             Amortization
                                    -------             ------------

                                      1                  $5,000,000
                                      2                  $7,500,000
                                      3                 $10,000,000
                                      4                 $12,500,000
                                      5                 $15,000,000

         The foregoing schedule is subject to the "Mandatory Prepayment" Section below.

Term Loan B:
------------

         Term Loan B will mature and will be payable in full seven years after the Closing. Term Loan B will amortize quarterly (in arrears) in accordance with the following annual schedule:


                                   Year After          Aggregate Annual
                                    Closing             Amortization
                                    -------             ------------

                                      1                    $500,000
                                      2                    $500,000
                                      3                    $500,000
                                      4                    $500,000
                                      5                    $500,000
                                      6                 $23,750,000
                                      7                 $23,750,000

Pricing:
--------

         The Revolving Loans and the Term Loans will bear interest at either the Agent's Prime Rate plus the Applicable Prime Rate Margin or, at the Borrower's election, the LIBOR rate (reserve adjusted) plus the Applicable LIBOR Margin, each as determined by the Agent from time to time.

         For purposes of this Section, the following terms have the following meanings:

"Prime Rate":
-------------

         The greater of (i) the Agent's "Prime Rate" as announced from time to time, and (ii) 50 basis points plus the federal funds effective rate, as customarily determined by the Agent.

"Applicable Prime Rate Margin" and "Applicable LIBOR Margin":
-------------------------------------------------------------

         From the Closing through the day which is two business days after the date upon which the financial statements are delivered with respect to the second full fiscal quarter of the Borrower following the Closing, the Applicable Prime Rate Margin for Revolving Loans and Term Loan A shall be 2.00% and the Applicable LIBOR Margin for Revolving Loans and Term Loan A shall be 3.25%. Thereafter, the Applicable Prime Rate Margin and the Applicable LIBOR Margin for Revolving Loans and Term Loan A shall be determined for each Rate Period in accordance with Table 1 below. From the Closing through the day which is two business days after the date upon which the financial statements are delivered with respect to the second full fiscal quarter of the Borrower following the Closing, the Applicable Prime Rate Margin for Term Loan B shall be 2.50% and the Applicable LIBOR Margin for Term Loan B shall be 3.75%. Thereafter, the Applicable Prime Rate Margin and the Applicable LIBOR Margin for Term Loan B shall be determined for each Rate Period based upon a pricing grid to be agreed upon, with two step-downs in pricing levels to be negotiated.

"Rate Period"
-------------

         means the period beginning on the second business day following delivery to the Agent of the Borrower Affiliated Group's quarterly financial statements and ending on the day on which the next such financial statements are delivered.


                                                    Table 1
                                                    -------
                                          Revolving Loans and Term Loan A

          Ratio of Total Funded Debt              Applicable         Applicable
          to EBITDA (see Financial                Prime Rate           LIBOR
          Covenants below)                          Margin             Margin
          ----------------                          ------             ------

          a)   greater than or equal to 4.5 to      2.00%              3.25%
               1

          b)   less than 4.5 to 1 but greater       1.75%              3.00%
               than or equal to 4.0 to 1

          c)   less than 4.0 to 1 but greater       1.50%              2.75%
               than or equal to 3.5 to 1

          d)   less than 3.5 to 1 but greater       1.25%              2.50%
               than or equal to 3.0 to 1

          e)   less than 3.0 to 1                   1.00%              2.25%


         For purposes of determining the Applicable Prime Rate Margin and the Applicable LIBOR Margin for Revolving Loans and Term Loan A, the ratio of Total Funded Debt to EBITDA will be tested quarterly, commencing with the third full fiscal quarter of the Borrower following the Closing, with EBITDA being measured on a rolling four quarter basis.

         Subject to the availability of funds, the Borrower may elect LIBOR borrowings for periods of one, two, three or six months, provided that at no time may there be more than eight LIBOR advances outstanding. LIBOR borrowings shall be in increments of not less than $500,000. Interest on Prime Rate Loans shall be payable monthly in arrears and interest on LIBOR Loans shall be payable on the last day of the interest period relating thereto, or if any interest period is longer than three months, on the last day of each three-month period following the beginning of such interest period and on the last day thereof. All interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.

         Upon the occurrence and during the continuance of any event of default, all interest rates and letter of credit fees will accrue at 2% per annum above the otherwise applicable rate.

         All payments of principal, interest, fees, costs and expenses due to the Agent or the Bank under the Loan Agreement may be paid by the Agent by making an advance under the Revolving Loans or by debiting any account of the Borrower with the Agent.

Interest Rate Protection:
-------------------------

         Within 60 days after the Closing, the Borrower will be required to enter into and maintain interest rate protection arrangements on $66,500,000 of the Loans, which such arrangements shall be in form and substance reasonably satisfactory to the Agent and the Bank in all respects. All interest rate protection agreements will constitute security for the Loans.

Mandatory
Prepayments:
------------

         The Borrower shall be required to make mandatory prepayments of the Loans as follows:

     (i) an amount equal to 100% of the net proceeds received by the Borrower from the sale or other disposition (including insurance proceeds resulting from a casualty) of all or any portion of its assets (subject to covenant limitations on asset sales), except for (x) sales of inventory in the ordinary course of business, (y) sales of assets not in the ordinary course of business in an aggregate amount in any fiscal year not to exceed an amount to be determined, provided that such sales are at fair market value, and (z) certain limited exceptions for reinvestment of insurance proceeds and replacement of obsolete equipment;

    (ii) 100% of the net proceeds received from the issuance of debt (excluding certain permitted debt and debt issued in connection with the Recapitalization Transactions) by the Borrower and 50% of the net proceeds received from the issuance of equity (excluding equity issued in connection with the Recapitalization Transactions and equity contributed by the Investor Group in connection with any permitted acquisition (it being acknowledged that the Loan Agreement will contain a basket for acquisitions that meet conditions to be agreed upon)), subject to exceptions to be agreed upon (including, without limitation, with respect to benefit and option plans) by the Borrower (in each case subject to covenant limitations); and

   (iii) 75% of excess cash flow of the Borrower, as determined based upon the annual audited financial statements of the Borrower. Step-downs in the percentage of excess cash flow recapture to be negotiated.

         Mandatory Prepayments shall be applied ratably (based on outstandings at the time of prepayment) to the outstanding installments of Term Loan A and Term Loan B, and with respect to each Term Loan, shall be applied to outstanding installments pro rata, provided that holders of Term Loan B shall have the right, until Term Loan A is paid in full, to reject any Mandatory Prepayment of Term Loan B (in which case such amounts will be applied to Term Loan A). Once the Term Loans are paid in full, Mandatory Prepayments shall be applied to Revolving Loans outstanding at such time, without any required reduction in commitment amount. Mandatory prepayments of Base Rate Loans shall be made without any premium or penalty. Mandatory prepayments of LIBOR Loans shall be made without premium or penalty but shall be accompanied by any "breakage" prepayment amount specified in the Loan Agreement.

Voluntary
Prepayments:
------------

         The Borrower may prepay, in whole or in part, upon 5 days' prior written notice to the Bank, outstanding amounts under the Loans, provided that such prepayments shall be in an amount equal to $500,000 or an integral multiple thereof. Additionally, the Borrower may, at its option, permanently reduce (without premium or penalty) the aggregate unutilized commitments under the Revolver in part (in minimum principal amounts to be agreed) or in whole. Any such reductions shall be applied to the Revolving Credit Commitments pro rata. Voluntary prepayments of Prime Rate Loans may be made without premium or penalty. Voluntary prepayments of LIBOR Loans shall be accompanied by any "breakage" prepayment amount specified in the Loan Agreement. Voluntary partial prepayments of the Term Loans shall be applied in the same manner as Mandatory Prepayments are applied.

Guaranties:
-----------

         All direct and indirect subsidiaries of the Borrower, now existing or hereafter acquired, will be required to guaranty the Loans and other obligations on a joint and several basis, provided, however, that no guaranty shall be required from a foreign subsidiary unless such foreign subsidiary has an election in effect under ss.1504(d) of the Internal Revenue Code of 1986, as amended.

Collateral:
-----------

         The Borrower Affiliated Group will provide the following security for the Loans pursuant to documentation reasonably satisfactory to the Agent and the Bank:

     1) A perfected first-priority lien on and security interest in all property of the Borrower Affiliated Group, whether now owned or hereafter acquired, both tangible and intangible, and all proceeds thereof, including, without limitation, all accounts receivable, inventory, plant, machinery, equipment, general intangibles (including contract rights and all intellectual property such as trademarks, tradenames, service marks and patents) and fixtures, except for assets as to which the Agent shall have determined in its reasonable judgment that the costs of obtaining such a lien and security interest are excessive in relation to the value of the security to be afforded thereby. The Borrower shall agree (i) not to grant a lien in its motor vehicles to any other party, and (ii) not to enter into any agreement with any other party which prohibits the Borrower from granting a lien in its motor vehicles to the Agent.

     2) A perfected first-priority mortgage or leasehold mortgage on and security interest in the fee or leasehold interest, as applicable, in each of the real properties owned or leased by the Borrower Affiliated Group including a perfected first priority assignment of all rents, issues and profits from such leased properties (such leased properties being referred to individually as a "Real Estate Collateral Property" and collectively as the "Real Estate Collateral Properties"). The holder of landlord's leasehold interest and any mortgagee of a fee interest in any of the leased facilities shall be required to recognize the leasehold interest of the applicable member of the Borrower Affiliated Group and the Agent's leasehold mortgage interest by documents reasonably satisfactory to the Bank in form and substance. In addition, each lease shall be delivered to the Agent. With respect to any owned properties, the Agent reserves the right to require customary diligence and title insurance in the definitive loan documentation. Obligations of the Borrower under this paragraph shall require the Borrower to use its commercially reasonable efforts.

     3) A perfected, first-priority pledge of the voting stock of each subsidiary of the Borrower (or to the extent such a pledge by the Borrower or any of its subsidiaries of a foreign subsidiary would create a United States "deemed dividend" withholding problem, then only 65% of the stock of such foreign subsidiary will be required to be pledged).

         The Revolving Loan Facility and the Term Loan Facilities (including any interest rate protection arrangements) will be fully cross-collateralized and cross-defaulted.

         The Agent will require periodic field examinations of the collateral and examinations of the Borrower Affiliated Group at the Borrower's expense, provided that unless an event of default has occurred and is continuing, the Agent will not conduct more than one field examination in any fiscal year.

         The Agent shall have received full releases and/or terminations of any existing mortgages or other security interests held by any other party prior to Closing. The Agent shall also have received evidence of the completion of all necessary filings and recordings against all real and personal property of the Borrower Affiliated Group, including, without limitation, UCC-1 filings.

Initial Fee:
------------

         See attached Fee Letter.

Agent's Fee:
------------

         See attached Fee Letter.

Commitment
Fee :
-----

         With respect to the Revolving Loans, the Borrower shall pay to the Agent, for the ratable account of the Bank Group, a commitment fee calculated at the rate of 0.50% on the average daily amount, during each fiscal quarter or portion thereof from the Closing to the maturity of the Revolving Loans, by which the Revolving Credit Commitment then in effect exceeds the outstanding amount of Revolving Loans during such calendar quarter (the "Commitment Fee").

Letter of
Credit Fees:
------------

         For each standby letter of credit, a per annum fee, payable in advance for the ratable account of the Bank Group at a per annum rate equal to the Applicable LIBOR Margin for Revolving Credit Loans, as determined by the pricing grid, multiplied by the face amount of such standby letter of credit. In addition, a fronting fee shall be payable in advance to the Issuer (as defined below), solely for its account, equal to 1/4% of the face amount of the applicable standby letter of credit. In addition, standard documentary processing and other fees shall be payable to the Issuer solely for its account when customarily charges by the Issuer.

         The Issuer shall be Fleet National Bank.

Financial
Covenants:
----------

         The following financial covenants of the Borrower Affiliated Group, with ratios to be determined, will be included in the Loan Agreement, in addition to other non-financial covenants, representations and warranties which are customarily included in a credit facility relating to transactions of this type:

         Maximum Total Funded Debt to EBITDA
         Minimum Fixed Charge Coverage Ratio
         Minimum EBITDA
         Minimum EBITDA to Interest Ratio

Additional
Covenants:
----------

         The Loan Agreement shall include such other covenants as are customary in the Agent's financing documents and transactions of this type, including, without limitation, limitations on: (i) the incurrence of additional indebtedness, (ii) liens other than those approved by the Bank Group, (iii) types and amounts of investments, (iv) stock redemptions or repurchases, dividends, distributions, management fees and other restricted payments to shareholders, (v) change of ownership or control, (vi) transactions with affiliates, and (vii) acquisitions, mergers, asset sales (other than sales of inventory in the ordinary course of business and other fair market value sales not to exceed, annually, an amount to be determined) and capital expenditures.

Financial
and other
Reporting:
----------

         The Borrower will provide the Bank Group with the following financial and other reports:

     1) Within 90 days after the end of each fiscal year, annual audited financial statements prepared in accordance with GAAP and certified by a "Big-5" accounting firm for the Borrower Affiliated Group on a consolidated and consolidating basis.

     2) Within 45 days after the end of each fiscal quarter, quarterly unaudited financial statements prepared in accordance with GAAP (subject to year-end adjustments, none of which shall be materially adverse, and without footnotes) for the Borrower Affiliated Group on a consolidated and consolidating basis, along with a covenant compliance certificate prepared by management.

     3) Within 30 days after the end of each fiscal month, monthly unaudited financial statements prepared in accordance with GAAP (subject to year-end adjustments, none of which shall be materially adverse, and without footnotes) for the Borrower Affiliated Group on a consolidated basis.

     4) Within 15 days after the end of each fiscal month, a borrowing base certificate in form and substance satisfactory to the Agent.

     5) On or before the first day of each fiscal year, pro-forma projections for the Borrower Affiliated Group for such fiscal year.

     6) Within 90 days after the Closing, a consolidated and consolidating opening balance sheet of the Borrower Affiliated Group, dated as of the day of the Recapitalization Transactions (and after giving effect thereto), reflecting actual figures for the Borrower Affiliated Group after the consummation of the Recapitalization Transactions, prepared by the chief financial officer of the Borrower and reviewed by Deloitte and Touche. Such balance sheet shall not differ in any material respect from the pro-forma balance sheet furnished to the Agent and the Bank prior to Closing.

     7) Other financial and non-financial information and reports regarding the business and assets of the Borrower Affiliated Group as may be reasonably required by the Agent or the Bank Group.

Insurance:
----------

         The Loan Documents shall provide for such insurance coverage as the Agent may reasonably require from time to time in amounts and from companies reasonably acceptable to the Agent. The policies shall contain the proper mortgagee, additional insured and loss payee clauses. All policies shall contain a provision requiring at least 30 days' advance notice to the Agent before any policy cancellation or modification.

Cash
Management:
-----------

         The Borrower Affiliated Group shall have entered into reasonably satisfactory cash management arrangements with the Agent prior to Closing, including, without limitation, opening their primary operating accounts with the Agent. Such arrangements may include the opening of accounts by the Borrower with other institutions in locations where the Agent has no operations, provided that any such institution has provided a reasonably satisfactory agency agreement to the Agent.

Events of
Default:
--------

         The Loan Agreement shall include customary events of default (subject to grace periods to be agreed), including, without limitation, defaults based upon late payment, misrepresentations, covenant breach, bankruptcy or insolvency, problems relating to ERISA, judgments, change of ownership or control and cross default provisions.

Voting
Rights:
-------

         Majority Banks for waivers and amendments--except waivers and amendments customarily requiring unanimous consent, including without limitation increases in any lender's loans or commitments, reductions in principal, interest rates or fees, postponement of any due date for scheduled payments of principal, interest or fees, extensions of any maturity date, release of any substantial part of the collateral, or change to the definition of Majority Banks, will require the consent of 100% of the Bank Group. Majority Banks shall mean lenders holding at least 51% of the outstanding Loans and unused Commitments.

Other
Conditions
Precedent:
----------

         The Bank's obligations to perform under this letter are subject to additional customary conditions in transactions of this type, including without limitation, the following:

     1) Receipt and review of the following financial statements (including notes thereto) of the Company: (i) a consolidated balance sheet as of December 31, 1999, which will be audited if the Closing occurs after March 1, 2000, (ii) a consolidated statement of operations and cash flows for the fiscal year ended December 31, 1999, which will be audited if the Closing occurs after March 1, 2000, (iii) pro forma unaudited statement of income and balance sheet for December 31, 1999.

     2) A review of the assets of the Borrower Affiliated Group, and an examination to be completed by the Agent's field examiners, provided that the results of such examination shall not prevent the Closing or funding of the Loans.

     3) Opening pro-forma balance sheet reflecting all of the transactions contemplated by the Facilities and the Recapitalization Transactions, prepared in accordance with GAAP and reviewed by the Borrower's accountant.

     4) Reasonably satisfactory evidence that, after giving effect to the Recapitalization Transactions, the Borrower's pro forma EBITDA (excluding one-time transaction- related expenses) for the most recently available twelve month period, as determined in accordance with GAAP, is at least equal to $33,800,000. For purposes hereof, EBITDA is defined as operating income plus depreciation and amortization, and certain pro forma adjustments in accordance with Regulation S-X under the Securities Act of 1934.

     5) Reasonably satisfactory evidence that, after giving effect to the Recapitalization Transactions, the Borrower's pro forma leverage ratio calculated as of December 31, 1999 for the four consecutive fiscal quarters then ending, as determined in accordance with GAAP, does not exceed 5.20 to 1.0. For purposes hereof, the leverage ratio is the ratio of total consolidated debt to pro forma EBITDA.

     6) All necessary waivers and/or consents to the Recapitalization Transactions and the Facilities and Collateral shall have been obtained.

     7) Receipt of reasonably satisfactory evidence that each member of the Borrower Affiliated Group is solvent, and will be solvent after giving effect to the Facilities and the Recapitalization Transactions, including delivery of a solvency certificate by each member of the Borrower Affiliated Group.

     8) No pending or threatened (in writing) materially adverse litigation against the Borrower Affiliated Group prior to Closing.

     9) The Loan Agreement will contain representations and warranties of the Borrower (including, without limitation, representations and warranties relating to legal, tax and environmental matters), rates and charges, covenants of the Borrower Affiliated Group and events of default (which, in each case, must be reasonably satisfactory to the Agent and the Bank) which will permit the Agent or the Bank Group to accelerate the maturity of the debt and pursue its or their legal remedies under the loan documents if such events occur, and closing conditions, including delivery of legal opinions (corporate and real estate) of independent counsel to the Borrower Affiliated Group, each in form and substance reasonably satisfactory to the Agent.

     10) The Loan Agreement will contain provisions permitting the Bank Group to increase the fees or interest payable by the Borrower if governmental reserve requirements applicable to the Loans are increased or in connection with the Loans constituting a highly leveraged transaction.

     11) The receipt of the fees described in the Fee Letter and due on the closing date.

     12) Reasonably satisfactory corporate and capital structure, including a minimum cash equity contribution of $130,000,000 from the Investor Group on terms acceptable to the Agent and the Arranger and $40,000,000 of subordinated debt from Fleet Corporate Finance, Inc. on terms reasonably satisfactory to the Agent. The Agent shall be reasonably satisfied in all respects with the documentation entered into in connection with the Recapitalization Transactions and no material conditions contained therein shall have been waived or amended without the consent of the Agent and the Bank, which consent will not be unreasonably withheld or delayed), and each of the Recapitalization Transactions (other than the Financing) shall have been consummated.

Expenses:
---------

         The Borrower Affiliated Group shall reimburse the Agent, the Arranger and the Bank for all reasonable expenses incurred by the Agent, the Arranger and the Bank relating to the transactions contemplated herein (in connection with the closing, syndication, and administration of the Loans), including but not limited to, syndication expenses, and reasonable legal fees of a single law firm (and any necessary local counsel), appraisal fees and audit and exam fees, regardless of whether or not the financing contemplated herein is ultimately consummated. Such expenses will be payable at Closing or on such date as the Agent, the Arranger and the Bank determine in their commercially reasonable judgment, exercised in good faith, that the transaction referred to herein will not be consummated. Further, in consideration of the commitment contained herein, you agree to pay to the Agent and the Arranger the fees described in the attached fee letter (the "Fee Letter") on the dates and in the amounts provided therein and on the terms provided therein.

         Indemnification:
         ----------------

         The Borrower Affiliated Group will indemnify and hold the Agent, the Arranger, the Bank, our respective affiliates and our respective shareholders, directors, agents, officers, and subsidiaries harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses actually incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby or which otherwise arise in connection with the financing, unless directly caused by the gross negligence or willful misconduct of the Agent, the Arranger or the Bank, as applicable. In litigation, or the preparation therefor, the Bank, the Agent and the Arranger shall be entitled to select their own counsel, and, in addition to the foregoing indemnity, you agree to pay promptly the reasonable fees and expenses of such counsel. The Loan Agreement shall contain similar indemnification provisions which shall survive the termination of the Loan Agreement.

Governing Law:
--------------

         State of New York.

         Confidentiality:
         ----------------

         You agree that this letter is for your confidential use only and that it will not be disclosed by you to any person (included any lender bidding for the financing contemplated by this letter) other than (i) any of your employees, officers, directors, partners, accountants, attorneys, and other advisors, (ii) the Borrower, its board of directors (and any committee thereof), employees, officers, accountants, attorneys (including any advisors for its board of directors or any committee thereof) and other professional advisors and
         (iii) each member of the Investor Group and their respective advisors, and then in each case only in connection with the transactions contemplated hereby and on a confidential basis, except (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority, (c) to the extent that such information has been publicly disclosed, other than as a result of a disclosure by either because the information became available to you on a non-confidential basis or is generally available to the public, or (d) otherwise as required by law or any rules of any applicable stock exchange.

                  If the foregoing terms and conditions are satisfactory to you, please sign the enclosed copy of this letter and the related Fee Letter and return them to our attention at the Bank no later than 5:00 p.m. on December 23, 1999. Failure to return the signed copy of this letter and the Fee Letter by that date will result in termination of the offer of financing contained herein. This letter, once signed by all the parties hereto, shall supersede all of our prior discussions with and writings to you regarding the subject of this letter. This commitment shall expire if the Facilities are not closed by May 1, 2000.

                  Parthenon shall be automatically released from all of its obligations and liabilities under this letter upon the consummation of the Merger, the payment of all fees and other amounts owing at Closing to the Arranger, the Agent and the Bank and the making of the initial borrowing under the Facilities.

                  We appreciate the opportunity to provide this financing, and we look forward to working with you.

         Very truly yours,

         FLEET NATIONAL BANK


         By: /s/ Timothy G. Clifford
            --------------------------------
                 Timothy G. Clifford
         Title:  Director



         FLEETBOSTON ROBERTSON STEPHENS INC.


         By: /s/ Christopher R. Carmosino
            --------------------------------
                 Christopher R. Carmosino
         Title:  Managing Director



Accepted and agreed to this 22nd day of December, 1999:


PARTHENON INVESTORS L.P.


By:  /s/ Bruce MacRae
     -------------------
Title:   Partner